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                                                                    EXHIBIT 99.1


GRAY
Television, Inc.
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November 9, 2004


Ms. Lois Schmidt
Managing Director Corporate Governance
New York Stock Exchange
20 Broad Street  17th Floor
New York, NY  10005


RE:  Gray Television, Inc. (GTN and GTN.a)


Dear Ms. Schmidt:

Gray Television, Inc. (the "Company" or "Gray") has two common equity securities listed on the New York Stock Exchange ("NYSE") under the symbols GTN and GTN.a. The purpose of this letter is to notify the NYSE pursuant to Section 303A.12(b) of the NYSE Listed Company Manual of technical noncompliance with the NYSE's new director independence rules (contained in Section 303A.01, 303A.04 and 303A.05) and to inform the NYSE that the technical noncompliance will remedy itself on January 1, 2005. The technical noncompliance relates to one Gray director, Mr. Ray M. Deaver, and will only exist for the period from November 5, 2004 through December 31, 2004. The specific facts and circumstances which require Gray to make this notification are described in detail below.

SUMMARY

Prior to his retirement on December 31, 2001, Mr. Deaver was an employee of Gray. Mr. Deaver is currently a member of Gray's Board of Directors and was a member of Gray's Management Personnel Committee, which acts as both the nominating/corporate governance and compensation committees of the Board. Mr. Deaver qualified as an independent director until November 4, 2004 under the transition rule of Section 303A.02. At that time, however, pursuant to the three-year "look-back" contained in Section 303A.02(b)(i), Mr. Deaver ceased to qualify as independent until December 31, 2004, which is the third anniversary of his retirement from Gray. As of January 1, 2005, Mr. Deaver will again qualify as an independent director under NYSE rules since he will have been retired from Gray's service as an employee in excess of three years.

Since Mr. Deaver is deemed not to be independent commencing on November 5, 2004, Gray's Board is presently evenly divided with 5 independent and 5 non-independent directors. Section 303A.01 requires the Board of Directors to have a majority of independent directors. As stated above, this technical non-compliance will remedy itself on January 1, 2005.

Also, if Mr. Deaver had not stepped down as a member of Gray's Management Personnel Committee, the nominating/corporate governance committee and the compensation committees would not be composed entirely of independent directors. Sections 303A.04 and 303A.05 require these committees to be composed entirely of independent directors. Effective

                 4370 Peachtree Road, NE * Atlanta, GA 30319
                       (404) 504-9828 * Fax (404) 261-9607

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November 3, 2004, Mr. Deaver stepped down as a member of Gray's Management
Personnel Committee. He will rejoin the Management Personnel Committee effective January 1, 2005 which is the date that he will once again be considered independent under NYSE rules.

If there are any questions, please contact Mr. James C. Ryan, Gray's Chief Financial Officer, at 404-504-9828.


Sincerely,


/s/ J. Mack Robinson
J. Mack Robinson
Chairman and Chief Executive Officer


cc:   Mr. Ray M. Deaver
      Mr. Robert S. Prather, President
      Mr. James C. Ryan, CFO